EXHIBIT 12



                 RAYONIER INC. AND SUBSIDIARIES

               RATIO OF EARNINGS TO FIXED CHARGES

                           (unaudited)
                     (Thousands of dollars)



                                                           Three Months
                                                          Ended March 31,
                                                       --------------------
                                                        1996          1995
                                                       ------        ------
Earnings:
Net Income                                           $ 31,477      $ 25,149
Add:
 Income Taxes                                          13,769        12,528
 Minority Interest                                      8,988         9,300
 Amortization of Capitalized Interest                     491           411
                                                       ------        ------
                                                       54,725        47,388

Adjustments to Earnings for Fixed Charges:
 Interest and Other Financial Charges                   7,146         8,535
   Interest Factor Attributable to Rentals                361           369
                                                       ------        ------
                                                        7,507         8,904
                                                       ------        ------
Earnings as Adjusted                                 $ 62,232      $ 56,292
                                                       ======        ======
Fixed Charges:
 Fixed Charges above                                 $  7,507      $  8,904
 Capitalized Interest                                     433           190
                                                       ------        ------
Total Fixed Charges                                  $  7,940      $  9,094
                                                       ======        ======

Ratio of Earnings as Adjusted to
 Total Fixed Charges                                     7.84          6.19
                                                       ======        ======